Exhibit 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (“Agreement”) is made by and between Darrell Lee (“Employee”) and MOCON, Inc., 7500 Mendelssohn Ave. N., Minneapolis, MN 55428 (the “Company”) (each a “Party” and together the “Parties”).

 RECITALS

WHEREAS, Employee is employed by the Company as its Chief Financial Officer;

WHEREAS, Employee has announced his desire to retire from the Company; and

WHEREAS, the Parties wish to enter into this Agreement to memorialize the Company’s and Employee’s understanding as to the terms of Employee’s retirement.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Definitions. All words used in this Agreement are intended to have their plain meanings in ordinary English. Certain terms are defined as follows:

a.

“Released Parties” as used in this Agreement means the Company, its affiliates, predecessors, successors, assigns, benefit plans, benefit plan administrators, insurers, shareholders, members, officers, directors, governors, agents, employees and attorneys, fiduciaries of any employee benefit plan sponsored or maintained by the Company, and anyone who acted on the Company’s behalf, past and present, whether in their individual or official capacities.

b.

“Claims” means any and all actual, suspected or potential claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts or liabilities of any nature whatsoever in law and in equity, whether known, unknown, suspected or claimed, both past and present through the date the release provided in this Agreement becomes effective, against any of the Released Parties, seeking any form of relief, whether for compensatory damages, liquidated damages, punitive or exemplary damages, other damages, penalties, fines, assessments, reinstatement, back pay, front pay, attorney’s fees, specific performance, injunctive relief, reinstatement, other equitable relief, costs, disbursements or interest arising out of or connected to Employee’s employment with, relationship with, or separation of employment from the Company, including without limitation:

i.

Claims arising under any local, state or federal statute, ordinance, rule or regulation, including without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Civil Rights Act (42 U.S.C. § 1981), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Sarbannes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Minnesota Human Rights Act (“MHRA”), other non-interference or non-retaliation statutes and any other federal, state, or local statute, law, rule, regulation, ordinance or order;

ii.	Claims arising out of state or federal common law for any intentional or negligent act, or any act for which any Released Party might be strictly or vicariously liable; and

iii.

Claims for earned or unearned compensation of any kind (except those expressly provided in or excepted from this Agreement), including wages, bonuses, commissions, expense reimbursements, stock options or other equity-based compensation, used or accrued vacation pay, personal time off pay, severance payments or non-vested employee benefits, or contributions to such benefits.

iv.

The term “claims” does not include any applicable claims for: (a) unemployment insurance benefits; (b) workers’ compensation benefits to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; (c) vested post-termination benefits under any employee benefit plan; (d) rights Employee has under any employee-benefit or employee-welfare plan, or under any stock option, restricted stock, restricted stock unit, or stock appreciation rights plan or award agreement; (e) rights and benefits under the Consolidated Omnibus Reconciliation Act of 1985, as amended, (“COBRA”); (f) the right to enforce the terms of this Agreement; (g) any right to defense, indemnification or contribution, whether pursuant to the Company’s charter, bylaws, contract, applicable law or otherwise for claims brought against Employee in his or her capacity as an employee or agent of the Company; (h) rights as a shareholder of the Company; (i) rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) 38 U.S.C. § 4301, et seq.; (j) events occurring after the release provided in this Agreement becomes effective; and (k) any other rights which cannot be waived or released under applicable law.

2.     Separation of Employment. Employee hereby resigns his position as Chief Financial Officer effective October 5, 2014 and the Company confirms its acceptance of such resignation. Following such time, Employee will remain as an employee with the Company through October 31, 2014 (“Employment Separation Date”) and during such time, Employee will provide the new Chief Financial Officer with such assistance as the Company may reasonably request. As of the Employment Separation Date, Employee hereby resigns as an employee and from positions that Employee holds with the Company, or any of its subsidiaries or affiliates, and the Company confirms its acceptance of such resignation.

Employee Initials

3.     Accrued Obligations; Vehicle. The Company will make the following payments of obligations to Employee:

a)

Salary for Employee’s time up to and through the end of business on the Employment Separation Date, with payment to be made on the regular payroll distribution dates that occur during the period between the date hereof and the Employment Separation Date;

b)	Reimbursement of business expenses incurred by Employee through the Employment Separation Date in the course of and pursuant to the Company’s expense reimbursement policies and procedures; and

c)	Employee’s accrued and unused PTO and vacation as of the Employment Separation Date, specifically including the week of accrued vacation associated with the 2013 “special bonus”.

The above payments will be made no later than two and a half (2 ½) months following the Employment Separation Date.

In addition, following the Employment Separation Date:

d)

The Company will, if Employee so desires, sell to Employee the vehicle that the Company currently makes available to Employee at a price equal to (1) the then current book value less (2) $10,000. The Company will pay any sales tax that becomes payable as a result of such sale.

e)

The Company will sell to Employee each of the cell phone, iPad and laptop computer owned by the Company and currently utilized by Employee, each at a price equal to the book value of each such item. On or before the Employment Separation Date, the Employee will provide each item to the Company’s information technology personnel so that any confidential information of the Company, including any personal health information of any Company employee, can be removed from each device.

4.     Consideration for Release of Claims. After Employee’s execution of this Agreement and the later of (i) the expiration of the applicable Revocation Periods described in Section 15 of this Agreement and (ii) the Employee Separation Date, and provided Employee does not exercise Employee’s rights to revoke any part of the Release of Claims provided I Section 5 of this Agreement, the Company will pay to Employee severance pay equal to six months of Employee’s current base salary in the total gross amount of One Hundred Seven Thousand Three Hundred Twenty-Five Dollars ($107,325) (“Severance Pay”). The Severance Pay will be distributed to Employee in a lump sum on the first payroll date after (i) Employee has provided the Company with an original executed copy of this Agreement; (ii) the Revocation Periods applicable to the Release of Claims provided in Section 5 of this Agreement have expired and Employee has not revoked or attempted to revoke the Release of Claims, in whole or in part; (iii) Employee has returned all of the Company’s property pursuant to Section 8 of this Agreement and (iv) the Employee Separation Date.

Employee Initials

5.     Release of Claims. In exchange for the Consideration paid by and the other undertakings of the Company as stated in this Agreement, Employee knowingly and willingly releases, waives and forever discharges all Released Parties from any and all Claims and all rights to any legal or equitable relief under any such Claims. In exchange for Employee’s agreement to release, waive and discharge these Claims, Employee is receiving the Consideration referenced in Section 4 of this Agreement which Employee agrees is full and fair compensation for this Release of all Claims. The Released Parties do not owe Employee anything in addition to what Employee is entitled to receive under this Agreement.

6.     Non-Disparagement. Employee represents and warrants that since the date that Employee received a copy of this Agreement to the date Employee signs this Agreement, Employee has made no critical, disparaging or defamatory comments regarding Employer or the decisions which precipitated the Employee’s separation. Employee further agrees that Employee will not in the future make critical, disparaging or defamatory comments regarding Employer or the decisions which precipitated the Employee’s separation. The Company agrees that with the exception of necessary internal high-level comments related to Company business which shall remain confidential within the Company, Company officers and directors will make no critical, disparaging or defamatory comments regarding Employee in any respect or make any comments concerning any aspect of the Company’s relationship with Employee or the conduct or events which precipitated the Employee’s separation.

7.     Limitations on Release, Confidentiality and Non-Disparagement; Waiver of Rights to Additional Recovery. Nothing in this Agreement interferes with Employee’s right or ability to file a charge, claim or complaint, or to otherwise participate in any manner in an investigation or proceeding before any civil rights agency, fair employment practices agency, securities regulation or other governmental regulatory body, including without limitation, the Equal Employment Opportunity Commission (“EEOC”), the Minnesota Department of Human Rights (“MDHR”), the Securities Exchange Commissions (“SEC”) or any other federal and state regulatory bodies. These agencies have the authority to carry out their statutory duties by investigating the charge or complaint, issuing a determination, filing a lawsuit in Federal or state court in their own name, or taking any other action authorized under these statutes.

Employee understands and agrees, however, that Employee waives the right to recover any individual relief in any administrative or legal action, including without limitation any whistleblower award under Section 21F of the Securities Exchange Act of 1934, whether such action is brought by the EEOC, the MDHR, the SEC or any other law enforcement agency, Employee or any other party, unless and to the extent that such waiver is contrary to law. Employee agrees that Company reserves any and all defenses which it has or might have against any such claims brought by Employee or on Employee’s behalf.

Employee Initials

Nothing in this Agreement precludes the Parties from testifying under oath pursuant to validly issued legal process or making any truthful statement to law enforcement or other governmental agency in response to a lawful and formal request by such agency or pursuant to court order, provided that the Party subject to the disclosure request or requirement provides the other Party with notice of the order, subpoena, request or requirement prior to divulging the information.

8.     Employee Representations and Warranties. Employee warrants and represents:

a)

that Employee has not engaged in misconduct in the exercise of Employee’s duties for the Company, including but not limited to fraud, usurpation of corporate opportunity, or misuse of Company funds, trade secrets or confidential information;

b)

that Employee has not suffered discrimination or harassment by any of the Released Parties on account of race, color, creed, religion, national origin, citizenship status, sex, marital or registered domestic partner status, pregnancy, sexual orientation, age, disability, medical condition, current or former membership in any U.S. uniformed services, or any other characteristic protected by law;

c)	that Employee has not been denied any leave, benefit or right to which Employee was entitled under the FMLA or any other federal or state leave law;

d)

that Employee has no rights under any other employment, severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company and the Consideration described above has been negotiated and agreed upon between the Company and Employee;

e)	that during the course of employment Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law;

f)

that except as expressly provided in this Agreement, Employee has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan;

g)

that Employee is aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers; and

Employee Initials

h)

that Employee has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, and will not do so in the future, except as specifically allowed by this Agreement.

Employee understands that the Company is relying on these representations in entering into this Agreement.

9.     Return of Property. Employee will return and may not retain in any form, on or before the Employment Separation Date, all Company documents, data, and other property in Employee’s possession or control. Company property includes without limitation company vehicles, computers, fax machines, mobile phones, smartphones, thumb drives, access cards, keys, reports, manuals, records, product samples, office equipment and office supplies. “Company Documents and Data” is defined to include without limitation correspondence, letters, emails, text messages, reports, manuals, records, spreadsheets, blueprints, plans, writings, notes, graphs, charts, sound recordings, visual images, and other documents or materials related to the Company’s business that Employee has compiled, generated or received while working for the Company, including all electronically stored images and other information and data, copies, samples, computer data, disks, or records of such material. After returning Company Documents and Data, Employee will permanently delete from any electronic media in Employee’s possession, custody, or control (such as computers, mobile phones, smartphones, personal digital assistants, other hand-held devices, mp3 players, iPads, back-up devices, zip drives, etc.) or to which Employee has access (such as remote e-mail exchange servers, back-up servers, off-site storage, the cloud, etc.), all Company Documents and Data stored in any medium from which such information can be obtained. Employee agrees that prior to the Employment Separation Date, Employee will provide the Company with the passwords to any password-protected documents that Employee created or is otherwise aware.

10.     Compliance with Prior Agreements and Confidentiality. Employee remains bound by the terms of any prior agreement which Employee previously entered into with the Company relating to any inventions assignment, confidentiality, conflicting interest or non-disclosure obligation.

11.     Commitment to Cooperate with Transition, Investigations and Litigation. Employee agrees to cooperate with the Company and to be available, on a reasonable basis, to answer questions that may arise after the Employment Separation Date to permit the Company to achieve a smooth transition of Employee’s former duties to the Company. Employee agrees that Employee will be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, testify or engage in other reasonable activities with respect to matters concerning which Employee has or may have knowledge. The Company’s obligations under this Agreement, including its payment of Consideration to Employee, are contingent upon Employee cooperating with the Company.

12.     Agreement Not to Seek Reemployment. Employee understands and agrees that Employee’s employment with the Company is terminated effective on the Employment Separation Date and that Employee is not entitled to any reinstatement or reemployment with the Company following the Employment Separation Date. Employee agrees that Employee will not in the future seek any employment with the Company and that the Company may use this agreement as the sole reason to reject any inquiry or application for employment Employee may make.

Employee Initials

13.     Reference Inquiries. The Company’s Human Resources Department will respond to inquiries from individuals identifying themselves as prospective employers seeking reference information from the Company solely by: (i) confirming the dates of Employee’s employment; (ii) confirming the title and nature of the last position held by Employee; (iii) advising that Employee’s employment ended; and (iv) stating that it is the policy of the Company to provide no other information respecting its employees or former employees. Upon request, following expiration of the Revocation Period, the Company will provide Employee with a letter that contains that information.

14.     OWBPA Disclosures. The Release of Claims referenced in the Section 5 is subject to the terms of the ADEA, as amended by the OWBPA. The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Nothing in this Agreement interferes with Employee’s right to challenge the knowing and voluntary nature of the Release of Claims or the Company’s compliance with the waiver requirements of the ADEA or OWBPA. Employee understands that the Company is giving Employee up to 21 days from the date Employee receives a copy of this Agreement to sign the Agreement and return it to the Company. Employee acknowledges that the Company has advised Employee to use this time to consult with an attorney about the effect of the Release of Claims. If Employee signs this Agreement before the end of the 21-day period, it is Employee’s personal, voluntary decision to do so. Any changes made to this Agreement before it is signed do not restart the running of this consideration period.

15.     Revocation Rights. Employee has the right to revoke the Employee’s Release of Claims under the ADEA as provided in Section 5 of this Agreement by written notice of such to the Company within seven calendar days following Employee’s signing of this Agreement. This Agreement will not become effective or enforceable as to those ADEA claims until that seven-day period has expired. Employee also has the right to revoke (rescind) the Employee’s release of claims under the MHRA by written notice of such to the Company within 15 calendar days following Employee’s signing of this Agreement. This Agreement will not become effective or enforceable as to those MHRA claims until that 15-day period has expired. Any such notice of revocation must be in writing, must identify whether the revocation is applicable to Employee’s ADEA claims, MHRA claims, or both, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable revocation period, sent by certified mail, return receipt requested, and addressed to Robert Demorest, MOCON, Inc., 7500 Mendelssohn Ave. N., Minneapolis, MN 55428. Employee does not have the right to revoke the Release of Claims as to any other Claims. Employee understands that Employee’s receipt of Consideration under this Agreement is contingent upon Employee’s agreement to be bound by the all the terms of this Agreement. Accordingly, if Employee revokes the Release of Claims as provided herein, Employee is not entitled to the Consideration offered by the Company. If Employee attempts to revoke Employee’s release of either the ADEA or MHRA claims, Employee will immediately return to the Company any Consideration that Employee may have received under this Agreement; provided however, that if Employee challenges the knowing and voluntary nature of the Release of Employee’s ADEA Claims, Employee is not required to return the Consideration.

Employee Initials

16.     Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement will be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

17.     Non-Assignment. Employee warrants and represents that Employee has not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.

18.     Legal Counsel and Fees. The Parties will bear their own costs and attorney’s fees, if any.

19.     Beneficiaries, Successors and Assigns. The Parties agree that any Company successor or assignee is a beneficiary of this Agreement and may rely on and enforce this Agreement to secure or defend its rights hereunder. The Company agrees that its promises in this Agreement will be binding on any successor or assignee of the Company’s business or operations.

20.     Taxation Issues. The Company makes no representations or warranties to Employee regarding the tax treatment to Employee of the payments provided under this Agreement. As to payments made pursuant to this Agreement, the Company will apply payroll withholdings that the Company reasonably believes are required by law or elected or authorized by Employee for state and federal income taxes, Social Security, Medicare, and other applicable payroll deductions, in accordance with the Company’s normal payroll practices. However, Employee is ultimately responsible for all federal, state, and local income and any other taxes that may be due on account of these payments.

21.     Section 409A Compliance. Employee and Employer intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Internal Revenue Code §409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention.

22.     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original. The counterparts may be evidenced by facsimile or portable document format (“PDF”) and each such facsimile or PDF will be deemed an original, will be binding upon the Parties for all purposes herein, and, together with any other counterpart, will constitute one and the same instrument.

23.     Governing Law and Forum. This Agreement is to be construed and interpreted in accordance with applicable federal laws and the laws of the State of Minnesota, without regard to conflict of law principles of any jurisdiction. Any dispute, controversy, claim or litigation arising out of or related to this Agreement, directly or indirectly, must be resolved in accordance with applicable federal laws and the laws of the State of Minnesota. In the event of a controversy, claim or dispute between the Parties arising out of or relating to this Agreement, the controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota.

Employee Initials

24.     Construction, Invalidity and Severability. Whenever possible, each provision of this Agreement must be interpreted as being consistent with applicable law. If any provision of this Agreement is to any extent deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired. To the extent permitted and possible, the invalid or unenforceable term will be deemed to be replaced by a term that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term. An adjudication of full or partial invalidity, illegality or unenforceability in one jurisdiction is not binding in other jurisdictions. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated in this Agreement, the Party adversely impacted will be entitled to compensation for the adverse impact, provided that the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the Party seeking such compensation.

25.     Entire Agreement/Modifications. Except for any continuing obligations of Employee under an employment, confidentiality, or competition agreement or related Company policy, and in particular those confirmed in Section 10 of this Agreement, this Agreement constitutes the entire agreement between the Company and Employee relating to Employee’s employment and separation from employment with the Company. This Agreement supersedes all prior oral and written agreements and communications between the Parties, including the Executive Separation Agreement dated as of December __, 2006, between the Company and Employee. Employee understands that this Agreement cannot be changed unless done in writing and manually signed by both the Company and Employee.

26.     Reservation of Defenses and Company Remedies. This Agreement will serve and operate as a full and complete defense to any action against the Company concerning any Claim released herein. The Company reserves any and all defenses that the Company has or might have against any claims that may be brought by Employee. In the event that Employee breaches Employee’s obligations under this Agreement or the Company learns that Employee’s representations and warranties contained in this Agreement are false, the Company will have the right to bring a legal action for any and all appropriate relief, including without limitation, injunctive relief, specific performance, damages, reasonable attorneys’ fees, costs and disbursements. The Company will also have to right to suspend payment of the consideration set forth in Section 4 of this Agreement, to have any monetary award granted to Employee reduced by the amount of money that Employee receives under this Agreement, and/or to recover, in addition to any equitable relief and damages allowed by law, the consideration Employee has received under this Agreement.

27.     Employee Acknowledgments. Employee states that Employee has read this entire Agreement and understands all of its terms, has been advised to consult with an attorney, has had a sufficient opportunity to review this Agreement with Employee’s attorney, and is voluntarily and knowingly entering into this Agreement with full knowledge and understanding of Employee’s legal rights and obligations. Employee further agrees that no promise or inducement has been offered except as set forth in this Agreement and that Employee is signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company. Employee warrants that Employee has full legal authority to release any and all Claims as specified in this Agreement and to perform all other obligations as specified herein. Employee understands that this Agreement will have a final and binding effect and that by executing this Agreement, Employee may be giving up legal rights.

Employee Initials

MOCON, INC.:

Dated: September 9, 2014	By:	/s/ Robert L. Demorest
	Its:	Chief Executive Officer and President

EMPLOYEE:

Dated: September 8, 2014	By:	/s/ Darrell B. Lee